UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

NCI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCI, Inc.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

April 25, 2016

Dear Fellow Stockholder:

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 1, 2016 at 10:00 a.m., local time, at NCI’s principal executive office located at 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190.

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement, and form of proxy. We encourage you to read these materials, so you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

Brian J. Clark
Chief Executive Officer and President

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2016

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 1, 2016 at 10:00 a.m., local time, at NCI’s principal executive office located at 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190.

The matters proposed for consideration at the meeting are:

1.	To elect seven persons as directors of the Company, each to serve for a term of one year or until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has set April 11, 2016 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the 10 days before the Annual Meeting during ordinary business hours at the principal executive office of the Company at the previously indicated address. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the Annual Meeting, your vote is important. To ensure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure all your shares are voted. The accompanying proxy statement and form of proxy are first being sent or given to our stockholders on or about April 25, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 1, 2016

The proxy statement and our 2015 annual report are also available at

http://materials.proxyvote.com/62886K.

By Order of the Board of Directors,

Reston, Virginia April 25, 2016	Michele R. Cappello General Counsel and Corporate Secretary

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN

THE ENCLOSED PROXY CARD PROMPTLY

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of NCI, Inc. (the “Board”) solicits the accompanying proxy to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting’) to be held on Wednesday, June 1, 2016 at 10:00 a.m., local time, at NCI’s principal executive office located at 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “NCI,” we are describing NCI, Inc.

This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being sent or given to our stockholders on or about April 25, 2016. This proxy statement and our 2015 annual report are also available at http://materials.proxyvote.com/62886K.

PURPOSES OF THE MEETING

At the Annual Meeting, we will ask you to consider and act upon the following matters:

1.	To elect seven persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

GENERAL INFORMATION

Record Date and Stockholders Entitled to Vote

Record Date. Our Board has fixed the close of business on April 11, 2016 as the record date (the Record Date) for purposes of determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.

Our Common Stock. We have two classes of outstanding stock: our Class A Common Stock and Class B Common Stock. As of April 11, 2016 a total of 13,499,397 shares were outstanding: 8,999,397 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock they hold on the Record Date. Holders of Class B Common Stock are entitled to 10 votes for each share of Class B Common Stock they hold on the Record Date.

Stockholder List. We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the 10 days before the Annual Meeting. During such time, you may visit us at our principal executive office at the previously indicated address during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Voting Requirements and Other Matters

Quorum. The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum.

Broker Non-Votes. A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or when the nominee otherwise fails to vote the shares.

How to Vote Your Shares. Your shares cannot be voted at the Annual Meeting unless you are present either in person or by proxy. If you vote by mail and return a completed, signed, and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. With respect to the election of directors, you may (i) vote “For” all the nominees or (ii) “Withhold Authority” with respect to some or all nominees. With respect to ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2016, you may (i) vote “For” the proposal, (ii) vote “Against” the proposal, or (iii) “Abstain” from voting on the proposal. If you vote by mail and you return a proxy card that is unsigned, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted in accordance with the Board’s recommendations.

Vote Required — Election of Directors. If a quorum is present, the seven nominees for director who receive the most votes cast at the Annual Meeting, either in person or by proxy, will be elected. As a result, abstentions and broker non-votes will not affect the outcome of the vote on this matter — (i.e. they are treated as neither votes for nor votes against the election of directors).

Vote Required — Ratification of Independent Registered Public Accounting Firm. If a quorum is present, the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016 will be voted on and will require at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. As a result, abstentions and broker non-votes will not affect the outcome of the vote on this matter — (i.e. they are treated as neither votes for nor votes against the ratification of Deloitte & Touche, LLP to serve as our independent registered public accounting firm).

Other Business at the Meeting. We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, Mr. Brian J. Clark, the named proxy, will vote the shares represented by proxies on such matters in accordance with his discretion and best judgment.

Ownership by Insiders. As of April 11, 2016 our directors and executive officers beneficially owned an aggregate of 6,123,650 shares of Class A Common Stock and Class B Common Stock (including shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised within 60 days after April 11, 2016), which constitutes approximately 45% of our outstanding common stock and 86% of the voting control of common stock entitled to vote at the Annual Meeting.

Tabulation of Votes. Mr. Jon L. Frank, our Vice President and Controller, has been appointed Inspector of Elections for the Annual Meeting. Mr. Frank will separately tabulate the affirmative votes, negative votes, abstentions, and broker non-votes with respect to each of the proposals.

Announcement of Voting Results. We will announce preliminary voting results at the Annual Meeting and within four business days of the Annual Meeting in a current report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”). To the extent the final results are not known and disclosed within four business days of the Annual Meeting, we will disclose the final results in an amended current report on Form 8-K that we will file with the SEC within four business days after such final results are known.

Revoking Your Proxy. If you execute a proxy pursuant to this solicitation, you may revoke it at any time before its exercise by doing any one of the following:

•	Delivering written notice to our Corporate Secretary, Ms. Michele R. Cappello, at our principal executive office.

•	Executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive office.

•	Voting in person at the Annual Meeting.

To be effective, your notice or later-dated proxy must be received by our Corporate Secretary before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting before the vote. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.

Solicitation. The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email, or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing, and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

Householding of Proxy Materials. Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the Company’s annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, phone: (703) 707-6900, Attention: Investor Relations. If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the preceding address and phone number.

Notice of Internet Availability

This proxy statement and our 2015 annual report are available at http://materials.proxyvote.com/62886K.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 11, 2016 by (i) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director and director nominee, (iii) each of the named executive officers as set forth in the Summary Compensation Table under the caption “Executive Compensation” below and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power or investment power (or shares such power with his spouse) with respect to all shares of common stock listed as owned by such person or entity.

Unless otherwise indicated, the address of each person is c/o NCI, Inc., 11730 Plaza America Drive, Reston, Virginia 20190.

	Number of Shares Beneficially Owned (1)		Percentage of Class Owned (%)			Percentage of Total Voting Power
	Class A Common Stock	Class B Common Stock	Class A Common Stock		Class B Common Stock
Charles K. Narang	190,390	4,500,000	2.1%		100.0%	83.7%
Brian J. Clark (2)	549,690	—	5.9		—		*
Marco F. de Vito (3)	336,694	—	3.6		—		*
Michele R. Cappello (4)	153,477	—	1.7		—		*
Lucas J. Narel (5)	262,731	—	2.9		—		*
James P. Allen (6)	30,000	—		*	—		*
Paul V. Lombardi (6)	34,000	—		*	—		*
Cindy E. Moran (7)	3,668	—		*	—		*
Austin J. Yerks (8)	15,000	—		*	—		*
Daniel R. Young (6)(9)	48,000	—		*	—		*
All executive officers and directors as a group (10 persons)	1,623,658	4,500,000	17.4		100.0	86.3
Narang Family Trust and affiliates (10)	1,412,100	—	15.7		—	2.5
FMR LLC (11)	913,080	—	10.1		—	1.6
Heartland Advisors, Inc. (12)	573,297	—	6.4		—	1.0

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power; and/ or investment power, and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 11, 2016 through the exercise of any stock option, warrant, or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Includes 390,000 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2016. Includes 80,000 unvested shares of restricted stock as to which Mr. Clark has sole voting power.
(3)	Includes 272,000 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2012. Includes 40,000 unvested shares of restricted stock as to which Mr. de Vito has sole voting power.
(4)	Includes 110,000 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2016. Includes 40,000 unvested shares of restricted stock as to which Ms. Cappello has sole voting power.
(5)	Includes 200,000 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2016. Includes 40,000 unvested shares of restricted stock as to which Mr. Narel has sole voting power.
(6)	Includes 6,668 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2016.
(7)	Includes 3,333 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2016.
(8)	Includes 15,000 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2016.
(9)	Includes 13,000 shares held in a margin account.
(10)

Information based on recent transactions and a Schedule 13G/A dated March 29, 2012 and filed with the SEC. Includes912,100 shares of Class A Common Stock owned by Narang Family Limited Partnership (“NFLP”). The general partner of NFLP is Narang Holdings LLC (“NHLLC”), the manager of which is Dinesh Bhugra. NHLLC and Mr. Bhugra have the power to direct the vote and to direct the disposition of investments owned by NFLP, including the Class A Common Stock, and thus may also be deemed to beneficially own the Class A Common Stock. Narang Family Trust (“NFT”) is the sole owner of NHLLC and, as such, NFT and its business trustee, Thomas C. Gaspard, have the power to remove Mr. Bhugra as manager and appoint any new manager of NHLLC, and thus may also be deemed to beneficially own the Class A Common Stock. The address of each of NFT, NHLLC and NFLP is c/o GenSpring Family Offices, 4445 Willard Avenue, Suite 1010, Chevy Chase, MD 20815. The address of Mr. Bhugra is 37 Baytree Road London SW25RR, United Kingdom. The address of Mr. Gaspard is 10305 Cutters Lane, Potomac, Maryland 20854. Mr. Narang does not have any beneficial ownership interest in these shares. Narang Holdings II, LLC (“NHII”) is the record holder of 500,000 shares of Class A stock. NHII is managed by Mr. Bhugra, who has the power to direct the vote and to direct the disposition of investments owned by NHII, including the shares of the Class A stock, and thus may also be deemed to beneficially own the 500,000 shares of Class A Stock owned by NHII. On

February 16, 2012, 49.5% of the membership interests in NHII were transferred to each of the Rajiv Narang 2007 Irrevocable Trust u/t/a dated November 9, 2007 and the Sanjiv Narang 2007 Irrevocable Trust u/t/a dated November 9, 2007 (each a “Trust”, and collectively, the “Trusts”). Individually, the trusts do not hold the requisite percentage of the membership interests in NHII necessary to remove the manager or appoint any new manager of NHII, and thus neither Trust is deemed to be the beneficial owner of the shares of Class A Stock owned by NHII. However, Mr. Gaspard, as the Business Advisor of each Trust, controls the 99.5% of the membership interest in NHII held by the trusts and has the power to remove the manager and appoint any new manager of NHII, and thus may be deemed to beneficially own the 500,000 shares of Class A stock owned by NHII.
(11)	Information based solely on a Schedule 13G/A dated February 12, 2016, and filed with the SEC. FMR LLC (“FMR”) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has the sole power to dispose of 913,080 shares of our Class A Common Stock. The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(12)	Information based solely on a Schedule 13G/A dated February 5, 2016, and filed with the SEC. Heartland Advisors, Inc. is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has the sole power to dispose of 573,297 shares of our Class A Common Stock. The address of FMR is 789 North Water Street, Milwaukee, WI 53202

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information as of December 31, 2015 regarding shares of our Class A Common Stock authorized for issuance under our equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders (1)	1,547,832	$5.60	579,924

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	1,547,832	$5.60	579,924

(1)	Our only equity compensation plan is The Amended and Restated 2005 Performance Incentive Plan.

ELECTION OF DIRECTORS

(PROPOSAL 1)

General Information

During 2015, the Board held seven meetings. Our Board is currently composed of seven members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his successor, or his earlier death, resignation, or removal).

Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has nominated each of the seven persons listed below to serve as a director until the 2017 Annual Meeting of Stockholders (or until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal). Each nominee has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If, at the time of or before the Annual Meeting, any nominee is unable to be a candidate when the election occurs, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws (the “Bylaws”), the Board has the authority to fill any vacancies created by the resignation of a director, or to increase the number of directors as the Board determines to be in the best interest of the Company. Any nominee so elected or appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name of each nominee for election as director, age, and certain additional information with respect to each nominee concerning his principal occupation, other affiliations, and business experience during the last five years, are set forth below.

Nominees for Election as Director

	Age	Director Since	Committees
1. Charles K. Narang	77	1989	Chairman
2. Brian J. Clark	45	2012
3. James P. Allen	67	2004	Audit (Chair) and Compensation
4. Paul V. Lombardi	74	2004	Compensation (Chair) and Audit
5. Cindy E. Moran	58	2015	Nominating/Governance
6. Austin J. Yerks	70	2013	Audit and Nominating/Governance
7. Daniel R. Young	82	2005	Vice Chairman, Nominating/Governance (Chair) and Compensation

Charles K. Narang has served as the Company’s Chairman since he founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., in 1989 and Mr. Narang also served as our Chief Executive Officer from 1989 until September 2015 when he resigned as Chief Executive Officer. Mr. Narang has more than 32 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. Mr. Narang holds a Master’s degree in Industrial Engineering from the University of Minnesota, and a Master of Business Administration from the State University of New York at Buffalo.

Mr. Narang possesses particular knowledge and experience in providing information technology and professional services to the Federal Government that strengthen the Board’s collective qualifications, skills, and experience. His demonstrated capabilities in leading and guiding our Company through 22 years of growth provide the Board with a key understanding of the Company, its culture, its personnel, and its strengths and weaknesses. These capabilities combined with his prior business, financial and managerial experience make him ideally qualified to lead NCI’s Board.

Brian J. Clark joined us in April 2011 as our Executive Vice President, Chief Financial Officer and Treasurer, until he was promoted to President effective January 1, 2012, and subsequently promoted to Chief Executive Officer and President on October 1, 2015. Prior to joining NCI, Mr. Clark served as the Executive Vice President, Chief Financial Officer and Treasurer of Stanley, Inc. (“Stanley”), a publicly-traded provider of information technology services and solutions to U.S. defense, intelligence, and federal civilian government agencies from 2006 until 2010, when Stanley was acquired by CGI Group, Inc. Prior to joining Stanley, he held various executive positions at Titan Corporation from 2001 to 2006, most recently as Vice President and Corporate Controller. Prior thereto he had been Titan’s Vice President of Strategic Transactions where he managed the company’s mergers and acquisitions program, as well as divestitures, equity joint ventures and other strategic transactions. From 1996 to 2001, he held various positions at Arthur Andersen LLP, a public accounting firm, most recently as a Senior Manager. From 1994 to 1996, he held various positions at Deloitte & Touche LLP, a public accounting firm, most recently as a senior staff accountant. Mr. Clark holds a B.S. degree in Accounting from Virginia Polytechnic Institute and State University and is a Certified Public Accountant.

Mr. Clark possesses particular knowledge and experience in providing financial and operational leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Mr. Clark’s background brings important capabilities to the Board, particularly in finance, capital markets, corporate development and compensation, which further strengthens the Board’s collective qualifications, skills, and experience.

James P. Allen has served on our Board since October 2004. Mr. Allen previously served as Executive Vice President and Chief Financial Officer of Global Defense Technology & Systems, Inc. (now known as Sotera Defense Solutions, Inc.), a provider of mission-critical systems and services to the national security agencies of the Federal Government, from May 2009 until September 2010. Previously, Mr. Allen served as the Senior Vice President and Chief Financial Officer of Veridian Corporation, a publicly traded Federal IT services contractor, from May 2000 until its sale to General Dynamics Corporation in August 2003. Prior thereto, he served as Chief Financial Officer for both GRC International, Inc. and CACI International Inc., both publicly traded companies in the Federal IT services sector. Mr. Allen serves as non-executive Chairman of the board of directors for Applied Research Associates, Inc., as a Trustee of Noblis, Inc., as a director of Preferred Systems Solutions, Inc. and is on the advisory board of SGT, Inc.

Mr. Allen possesses particular knowledge and experience in providing financial leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Mr. Allen’s background brings an important capability to the Board, as well as the Audit Committee, and strengthens the Board’s collective qualifications, skills, and experience.

Cindy E. Moran has served on our Board since June 2015. Ms. Moran currently also serves as the President and managing partner for Pikes Way LLC where she supports public and private companies as a member of Government Technical and Advisory Boards. Previously Ms. Moran held executive and senior leadership positions within Defense Information Systems Agency (“DISA”) and the Army as a civilian employee including Director of Network Services, Deputy Chief Information Officer and Deputy Strategic Planner for DISA.

Ms. Moran’s 31 years of experience in government telecommunications programs, their management, governance, resourcing and acquisition and leadership roles gives Ms. Moran particular knowledge and experience in providing strategic leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Ms. Moran’s background brings an important capability to the Board and strengthens the Board’s collective qualifications, skills, and experience.

Paul V. Lombardi has served on our Board since October 2004. Mr. Lombardi serves as chairman of the Special Security Agreement (“SSA”) board of CGI Federal and serves on the advisory board of SGT. Mr. Lombardi served as President and Chief Executive Officer of DynCorp from 1997 until its sale to Computer Sciences Corporation (“CSC”) in 2003. Before his association with DynCorp, Mr. Lombardi was employed at PRC, Inc. where he held a variety of executive-level positions, including Senior Vice President and General Manager of PRC’s Applied Management Group, which provided information technology and systems integration in the Federal IT services sector. Before entering the private sector, Mr. Lombardi had 17 years of public service in increasingly higher executive positions in the Defense and Energy Departments.

Mr. Lombardi’s experiences as a Chief Executive Officer and senior executive at several government information technology and professional services companies which do business with the Federal Government provides relevant insight and a breadth of knowledge and experience that strengthen the Board’s collective qualifications, skills, and experience.

Austin J. Yerks is currently the President and founder of AJY III Government Strategies, LLC. Previously, Mr. Yerks was the President of CSC’s North American Public Sector Defense and Intelligence Group from 2005 to 2011. Prior to that, Mr. Yerks was the president of CSC’s Federal Business Development organization responsible for all business development and strategic marketing oversight for the operational business units of CSC’s federal sector. Mr. Yerks holds a B.S. in Business Administration from the U.S. Military Academy at West Point, and a Master’s Degree in Business Administration from the University of Miami. Mr. Yerks also served 10 years in the U.S. Army.

Mr. Yerks has been a senior executive in the federal marketplace for over 31 years, and is known for his technologically forward thinking vision and for solving the most difficult and complex client challenges. Mr. Yerks’ background brings an important capability to the Board and strengthens the Board’s collective qualifications, skills, and experience.

Daniel R. Young has served on our Board since January 2005. Mr. Young is currently Managing Partner of the Turnberry Group, an advisory practice to Chief Executive Officers and other senior executives. He was the Vice Chairman and Chief Executive Officer of Federal Data Corporation (“FDC”) before retiring after having served the company in various executive capacities for 25 years. Before joining FDC, Mr. Young was an executive with Data Transmission Company and before that, he held various engineering, sales, and management positions at Texas Instruments, Inc. Mr. Young sits on the board of directors of Dewberry, a privately-held engineering, architectural and consulting company. Mr. Young also served as an officer in the U.S. Navy.

Mr. Young brings to the Board extensive experience within our market sector spanning 28 years of managing and directing companies of similar and larger size. In addition, Mr. Young continues to be active in our market area and has significant insight into market activities and issues. Mr. Young’s senior executive background provides NCI with a broad range of expertise to include business strategy, execution and compensation industry practices. His background and experience strengthen the Board’s, as well as the Nominating/Governance Committee’s, collective qualifications, skills, and experience.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES PREVIOUSLY NAMED.

Independence and Composition

The NASDAQ listing standards require that a majority of our Board be “independent” directors, as defined in the NASDAQ listing standards. The Board, upon the unanimous recommendation of the Nominating/Governance Committee, has determined that Messrs. Allen, Lombardi, Yerks, Young, and Ms. Moran, representing a majority of our Board, are “independent” as defined in the NASDAQ listing standards. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and third parties as well as research conducted by management. In addition, the Nominating/Governance Committee consulted with our General Counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations, as well as the NASDAQ listing standards.

Stockholder Communication with the Board

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board generally by writing to the following address: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, Attention: Ms. Michele R. Cappello, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all our directors to attend our annual meeting of stockholders, and we strongly encourage them all to do so. All our directors serving at the time of the 2015 Annual Meeting of Stockholders were in attendance.

Code of Ethics

During August 2013, we updated our Code of Ethics, which sets forth the policies composing our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as NASDAQ’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Code of Ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Code of Ethics is available on the “Investor” page on our website, www.nciinc.com, under Corporate Governance, and in print to any stockholder who requests it. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

The Board’s Role in Risk Oversight

The Board has oversight responsibility of the processes established by management to report and monitor systems for material risks applicable to the Company. In addition, the Board considers the risks inherent in NCI’s corporate strategy and offers insight to management relating to enterprise risk. At Board meetings, the Board considers strategic risks and opportunities as well as risks to the Company’s reputation and reviews risks related to the sustainability of its operations and in 2015 asked for an enterprise wide risk assessment to be performed by the Company’s senior management team in order to ensure all relevant risks were known, quantified and mitigated. The Board regularly receives reports from its committees which include risk oversight in their areas of responsibility. Presentations from the President, Chief Financial Officer, and General Counsel, as well as operational mangers, are reviewed and areas of risk are discussed. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Audit Committee also regularly reviews risks associated with treasury (credit, and debt), financial reporting and accounting, legal, compliance, information technology security, internal controls and other risk areas. The Compensation Committee considers risks related to the attraction and retention of executive officers and risks relating to the design of compensation programs and arrangements. The Nominating/Governance Committee, as part of its regular meeting, reviews ethics compliance, and director qualifications as a means of monitoring enterprise risk associated with those areas.

Board Leadership Structure

We separate the role of Chairman and Chief Executive Officer with Mr. Narang serving as our Chairman and Mr. Clark serving as our Chief Executive Officer. The Board has determined the current leadership structure is appropriate given Mr. Narang’s extensive history with the Company since founding it over 26 years ago, and Mr. Narang’s approximate 38% economic ownership stake in the Company and approximate 84% voting ownership of the Company.

The lead independent director position for any executive session is determined by the issues to be discussed by the independent members of the Board during the executive session. Independent members of the Board met in executive session six times during 2015.

Attendance at Board and Committee Meetings

It is the Company’s policy to encourage all directors to attend in person or, if not possible, via teleconference where feasible, all Board and Committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. The Board held seven meetings during 2015. Each member of our Board was present for 75% or more of the combined total of (i) all meetings of the Board held during the part of 2015 which they served and (ii) all meetings of all committees of the Board held during the part of 2015 during which they served on any such committee.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee (together, the “Committees”’ and each, a “Committee”). Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of all our Committees are independent as director independence is specifically defined with respect to such members under the NASDAQ listing standards and applicable SEC rules and regulations. Copies of the charters for the Audit Committee, Compensation Committee, and Nominating/Governance Committee are available both at the “Investors” section of the Company’s website located at www.nciinc.com under “Governance” and in print to any stockholder who requests them.

Audit Committee. The Audit Committee, which presently consist of Messrs. Allen (chairman), Lombardi, and Yerks, reviews the professional services provided by our independent registered public accounting firm, the independence of our independent registered public accounting firm from our management, our annual and quarterly financial statements, and is now part of our annual risk assessment of our system of internal controls over financial reporting as part of the requirements of the new 2013 Committee of Sponsoring Organizations of the Treadway Commission framework. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention through our management, our independent registered public accounting firm or our ethics or whistleblower hotlines. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has determined Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations. The Audit Committee held five meetings during 2015.

Nominating/Governance Committee. The Nominating/Governance Committee, which presently consists of Messrs. Young (chairman), and Yerks, and Ms. Moran, oversees all aspects of our corporate governance functions; makes recommendations to the Board regarding corporate governance issues; identifies, reviews, and evaluates candidates to serve as directors; and makes such other recommendations to the board regarding affairs relating to our directors. The Nominating/Governance Committee held two meetings during 2015.

Our Nominating/Governance Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to us and complementary to the background, skills, and experience of other Board members. The Nominating/Governance Committee’s consideration of candidates for membership on the Board may include such factors as (a) the skills of each member of the Board, including each director’s business and management experience, accounting experience, and understanding of corporate governance regulations and public policy matters; (b) the characteristics of each member of the Board, which may include leadership abilities, sound business judgment, and independence; and (c) the general composition of the Board, which may include public company experience of the directors. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Nominating/Governance Committee and approved by the Board for inclusion on the attached proxy card.

Board Diversity. The Company does not have a specific policy on diversity relating to the selection of nominees for the Board, but the Board believes that while diversity and a variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin, sexual orientation, or identity. In selecting a director nominee, the Nominating/Governance Committee focuses on diversity in the broadest sense, considering, among other things, skills, expertise, or background that would complement the existing board, recognizing that the Company’s businesses and operations are unique and focused on the information technology and professional services to the Federal Government.

The Nominating/Governance Committee also considers director nominees recommended by stockholders. See the section of this proxy statement titled, “Deadline for Stockholder Proposals,” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Nominating/Governance Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management, or employees.

Compensation Committee

General. The Compensation Committee presently consists of Messrs. Lombardi (chairman), Allen, and Young. The Compensation Committee held six meetings during 2015. The Compensation Committee typically meets with the Chairman of the Board and the President and, where appropriate, the Chief Financial Officer and General Counsel. The Compensation Committee also regularly meets in executive session without management. From time to time, the Committee engages outside consultants who are compensation experts in peer-group company compensation trends. When determining executive compensation, the Compensation Committee typically reviews the following materials, among others:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance.

•	Calculations and reports on levels of achievement of individual and corporate performance objectives.

•	Reports on NCI’s strategic objectives and budget for future periods.

•	Information on the executive officers’ equity holdings, including vested and unvested restricted stock and stock options.

•	Peer companies’ information regarding compensation programs and compensation levels.

These materials may also be reviewed during regular Board meetings.

Role of the Compensation Committee. The Compensation Committee is responsible for (i) overseeing the determination, implementation, and administration of the remuneration (including base compensation, incentive bonuses, and equity grants) of all directors and executive officers of the Company, (ii) reviewing equity compensation to be paid to other Company employees, and (iii) administering the Company’s stock-based compensation plans. Our compensation program and policies are designed to help us attract, motivate, and retain executives of outstanding ability to maximize return to stockholders.

The Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The Chief Executive Officer also participates in Compensation Committee meetings at the Compensation Committee’s request to provide:

•	Background information regarding NCI’s strategic objectives;

•	His evaluation of the performance of the senior executive officers; and

•	Compensation recommendations as to senior executive officers (other than himself).

Delegation of Authority for Equity Grants. Although our Chief Executive Officer may recommend to the Compensation Committee awards to our executive officers, the Compensation Committee approves the grant of all awards to executive officers under the Company’s Amended and Restated 2005 Performance Incentive Plan (the “Plan”). However, annually, the Compensation Committee allocates a pool of equity awards and delegates to our Chief Executive Officer the right to grant equity awards from the pool to employees who are not executive officers of the Company based on specific guidelines for recruitment, performance incentive, and retention purposes.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2015, no member of our Compensation Committee was an officer or employee of the Company or a former officer of the Company. No member of our Compensation Committee had any relationship with the Company during fiscal year 2015 requiring disclosure as a related party transaction under the SEC’s rules.

None of our executive officers in fiscal year 2015 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

EXECUTIVE OFFICERS

Brian J. Clark. See “Election of Directors (Proposal 1) — Information Regarding the Nominees for Election as Directors” above.

Marco F. de Vito, age 61, joined us in May 2011 as our Senior Vice President of Corporate Development and was named our Chief Operating Officer in August 2011. From 2009 until joining NCI, Mr. de Vito was the Chief Operating Officer at CRGT, a $100 million systems integrator. From 1991 until 2009, Mr. de Vito worked for Computer Sciences Corporation in various roles, most recently as the Vice President and General Manager of the Joint Defense Integrated Solutions unit from 1996 until 2009. Mr. de Vito holds a B.S. degree in International Economics from Georgetown university of Foreign Service and a B.S. degree in Computer Science from George Washington University.

Michele R. Cappello, age 65, joined NCI in August 1997. From August 1997 until February 2009, she held the position of Vice President and General Counsel. In 2009, she was promoted to Senior Vice President and General Counsel and serves in that capacity to the present. In addition, she is the corporate secretary. Ms. Cappello has more than 26 years of experience in Government contract procurement and is responsible for all legal, contractual, and purchasing matters for the Company. Before joining NCI, Ms. Cappello spent 10 years as in-house Counsel to Network Solutions, Inc. and its spin-off company, Netcom Solutions International, as well as positions with Boeing Computer Systems and Computer Data Systems, Inc. Ms. Cappello received her B.A. degree from Ladycliff College and her J.D. from George Mason University School of Law.

Lucas J. Narel, age 41, joined NCI in December 2011. Effective January 2012, Mr. Narel became our Executive Vice President, Chief Financial Officer and Treasurer. From August 2010 until December 2011, Mr. Narel served as Vice President of Finance for CGI Federal, a government information technology contractor and wholly-owned subsidiary of CGI Group, overseeing accounting, budgeting and financial operations. Prior to CGI’s acquisition of Stanley, Inc., Mr. Narel held various positions at Stanley from 2000 until 2010, most recently as Vice President and Corporate Controller. Mr. Narel holds a B.S. degree in Finance from Virginia Polytechnic Institute and State University and a Master in Business Administration from American University.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Allen, Lombardi, and Yerks. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of our Audit Committee is “independent” as defined under the NASDAQ listing standards and applicable SEC rules and regulations. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has also determined that each director meets the audit committee composition requirements in the NASDAQ listing standards and that Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations.

In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of NCI, Inc.’s financial reporting processes. The Audit Committee reviews and reassesses the adequacy of the charter on a regular basis, and at least annually. The Audit Committee Charter is available both at the “Investors” section of the Company’s website located at www.nciinc.com and in print to any stockholder who requests it.

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on those consolidated financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. In fulfilling its responsibilities set forth in the Audit Committee Charter, the Committee has accomplished, among other things, the following:

•	It reviewed and discussed the audited financial statements for 2015 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015.

•	It discussed with Deloitte & Touche LLP, the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”).

•	It received from Deloitte & Touche LLP, written disclosures and the letter required by applicable PCAOB rules regarding the Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.

•	It discussed with Deloitte & Touche LLP, its role in the overseeing the Company’s internal controls over financial statement reporting.

•	It discussed with Deloitte & Touche LLP its independence from us.

Based on its discussions with management and Deloitte & Touche LLP, and its review of the representations and information provided by management and Deloitte & Touche LLP, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Dated as of April 25, 2016

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James P. Allen, Chairman

Paul V. Lombardi

Austin J. Yerks

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	Our compensation objectives and elements of executive compensation;

•	Our compensation evaluation process;

•	Components of our executive compensation program; and

•	Our compensation decisions for 2015 and base salary compensation for 2016.

In this “Compensation Discussion and Analysis” section, the term “Committee” refers to the Compensation Committee of NCI’s Board.

Compensation Objectives and Elements of Executive Compensation

The primary objectives of our executive compensation program are to:

•	Provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;

•	Ensure that our executives’ total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time;

•	Focus and motivate executives on the achievement of defined objectives; and

•	Reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.

In designing and administering our executive compensation program, we attempt to strike an appropriate balance among these objectives. At present, the Board does not prescribe any stock ownership guidelines for our executive officers.

The Board, through the Compensation Committee, annually revisits the manner in which it implements our compensation policies in connection with executive staff. Our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders. Our executive compensation programs consist of three principal elements:

•	Base salary compensation;

•	Short-term incentive compensation (consisting of cash under the Amended and Restated 2005 Performance Incentive Plan and additional cash bonuses); and

•	Long-term incentive compensation (consisting of equity-based awards under the Amended and Restated 2005 Performance Incentive Plan).

The Compensation-Evaluation Process

Annual Evaluation

The Committee meets in executive session several times each year to perform the following functions: evaluate the performance of the named executive officers, approve cash incentive compensation payouts based upon performance against established metrics, set base salaries and annual performance objectives and consider and approve any grants of equity incentive compensation.

Although substantially all compensation decisions are generally made in the first quarter of each fiscal year, our compensation-planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluating management performance, and considering the business environment are year-round processes.

During the fourth quarter of 2014 and the first quarter of 2015, the Compensation Committee made the following determinations:

•	To adjust the base salaries of the named executive officers for cost-of-living increases.

•	To adjust the base salary of Mr. Clark to reflect his promotion to Chief Executive Officer and to award Mr. Narang a one-time bonus for his efforts in ensuring a successful transition of his duties had taken place.

•	A thorough review of the metrics used for the 2014 payments under the Plan was done to determine their overall effectiveness in accomplishing the short-term and long-term goals of the company, and were used, in part, to establish the metrics for 2015 as well as equity grants to the executive officers of the company and other key employee.

Most Recent Stockholder Advisory Vote on Executive Compensation

In June 2014, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the Company in April 2014, pursuant to Item 402 of the SEC Regulation S-K (the “Say-on-Pay Vote”). Approximately 94% of the Company’s outstanding shares were voted in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary to make any material changes to those policies and practices in response to the Say-on-Pay vote. The next Say-on-Pay Vote is scheduled to take place at our 2017 Annual Meeting of Stockholders.

Most Recent Stockholder Advisory Vote on the Frequency of the Say-on-Pay Vote

We are required to hold an advisory vote on the frequency of the Say-on-Pay Votes (the “Frequency of Say-on-Pay Vote”) at least once every six years, pursuant to Rule 14a-21(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). We held our initial Frequency of Say-on-Pay Vote at our Annual Meeting of Stockholders in June 2011 and a majority of the votes were cast in favor of holding Say-on-Pay Votes once every three years. In line with the preference of our stockholders, our Board determined that it will include the Say-on-Pay Vote in our proxy materials once every three years until the next Frequency of Say-on-Pay Vote, which will occur no later than our 2017 Annual Meeting of Stockholders.

Performance Objectives

Generally, our process begins with establishing individual and corporate performance objectives for named executive officers in the first quarter of each year. While several key performance goals were met in 2015, the Company continued to experience a challenging year in terms of top line revenue growth. To maintain the proper incentives, the Compensation Committee engaged in an active dialog with the Chairman and the Chief Executive Officer and President concerning strategic objectives and performance targets throughout 2015. This result of this dialogue was to stay with the original financial performance goals approved during the first quarter of 2015 to determine the short term incentive bonuses paid for 2015.

The named executive officers are incentivized to reach certain financial milestones such as earnings per share, contract bookings, revenue, and other financial measures. Presently, we do not have a “claw back” policy for financial bonuses other than that imposed by Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The claw back feature of Section 304 of the Sarbanes-Oxley Act is limited to the Chief Executive Officer and Chief Financial Officer and is based on misconduct that results in material noncompliance by the issuer with the financial reporting requirements of the federal securities laws. We believe we have sufficient financial policies and procedures in place to prevent situations where a claw back policy would be necessary.

We have determined that it is not reasonably likely that our compensation and benefit plans would have a material adverse effect on the Company. The Company has reached its conclusion using benchmarking against peer company executives to ensure the Company’s compensation policies and practices are in line with those peer companies. The Company also does not base executive compensation solely on one financial criterion but on several critical success factors so as to not place all of management’s focus on achieving a single financial objective. The financial targets are all Company-wide objectives which limit the ability of a single person to influence individual or corporate wide incentive payouts. Thus the Company mitigates potential short-term excessive risk taking and aligns executives’ compensation with increasing long-term shareholder value.

Benchmarking

While we recognize that our compensation practices must be competitive in the marketplace, and that benchmarking is one of many factors that we consider in assessing the reasonableness of compensation, we do not believe that it is appropriate to establish compensation levels based entirely on benchmarking. In October 2014, Mercer was engaged as an independent consultant by the Compensation Committee to advise the Committee about compensation trends within our industry and for other publicly-traded companies of similar size, and presented their findings to the Committee in December of 2014. Of particular interest was the turmoil in the federal contracting industry as a result of federal budgetary issues, the dramatic changes in federal procurement policy, as well as the turnaround activities specific to NCI that were being undertaken by management. We feel that the analysis presented in December 2014 is still timely and relevant. For purposes of reviewing pay practices, we have used the following companies as comparatives: CACI International, Inc., Mantech International Corp., Ciber, Inc., KeyW Corp., Convergys Corporation and Corelogic, Inc. We gather this information from the most recent public documents and filings. We also evaluate our pay practices against various salary surveys and once again engaged Mercer in 2015 to ensure our compensation levels were commensurate with other publicly-traded companies our size.

Tax and Accounting Considerations

We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the level of earnings per share dilution and accounting impact that will be caused as a result of the compensation expense related to the Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct compensation in excess of $1 million per year paid to its Chief Executive Officer or any of the three other most highly compensated executive officers at the end of the year (other than the Chief Financial Officer). Exceptions are made for certain qualified “performance-based compensation” provided pursuant to a stockholder-approved plan. The Committee’s intentions when awarding compensation is to ensure it is done in compliance with the Internal Revenue Code so that all compensation be deductible and do not expect that we will pay compensation that is not deductible. We believe that we have structured our current compensation programs in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code, although this result cannot be assured. The Committee will continue to assess the impact of Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate. Such further action could include approving compensation which is not deductible under Section 162 if the Internal Revenue Code.

Components of our Executive Compensation

Base Salary Compensation

Our base salary compensation is a market-based plan referencing our peer group to ensure competitive pay levels. Base salary compensation is reviewed no less than annually. We consider the year-to-year rate increases, when given, to be in line with industry standards.

Short-Term Incentive Compensation

Our compensation philosophy emphasizes incentive pay to leverage both individual and organizational performance. Our short-term incentive compensation program, consisting of cash bonuses, rewards achievement primarily of annual organizational, business unit, and individual objectives. In addition, we may also use cash bonuses to reward extraordinary performance during the period.

Long-Term Incentive Compensation

Our long-term incentive compensation program, which consists of equity awards under the Plan, is designed to reward named executive officers and other key executive officers for long-term growth consistent with Company performance and stockholder return and is not specifically tied to a particular period of performance. The ultimate value of the long-term incentive compensation equity awards is dependent upon the actual performance of our stock price over time. The Compensation Committee must review and approve all equity awards granted to the named executive officers. When making awards under the Plan, the Committee takes into account the potential dilution to which our stockholders are exposed by reviewing our equity award overhang. Equity award overhang, which is represented in percentage form, is calculated as outstanding equity awards granted plus the remaining equity awards available under the Plan divided by our total shares outstanding.

Our Compensation Decisions for 2015 and Base Salary Compensation for 2016

This section describes the compensation decisions that we made with respect to the named executive officers for 2015 and during the first quarter of 2016.

Executive Summary

During 2015, we applied the compensation principles described above in determining the compensation of our named executive officers.

In summary, the compensation decisions made during 2015 and the first quarter of 2016 for the named executive officers were as follows:

•	Short-term incentive compensation represented approximately 41% of the cash compensation paid to the named executive officers for 2015;

•	We did not grant stock options to named executive officers during 2015; and

•	We did grant restricted stock units to named executive officers during 2015.

We believe that these decisions:

•	Are consistent with our core compensation principles;

•	Reinforce our pay-for-performance culture;

•	Promote the interests of long-term stockholders; and

•	Are reasonable and responsible, and within the average of the industry peer group.

Base Salary Compensation

The Chief Executive Officer presents to the Committee recommendations for base salary adjustments for the named executive officers (other than himself). Individual adjustments are reviewed and approved by the Compensation Committee based upon individual achievement and contribution. In addition, the Compensation Committee reviews peer company data for executive compensation, which it uses in determining the appropriate cash and total executive compensation.

The following table sets forth recent base salary information for our named executive officers:

	2016 Base Salary (Feb. 1, 2016 to present)	2015 Base Salary (Feb. 1, 2015 to Jan. 31, 2016)	Percentage Increase
Charles K. Narang (1)	$—	$550,000	0.0%
Brian J. Clark (1)	500,000	473,000	5.7%
Marco F. de Vito	368,000	368,000	0.0%
Michele R. Cappello	295,000	295,000	0.0%
Lucas J. Narel	300,000	300,000	0.0%

1.	Brian J. Clark’s salary increased from $473,000 to $500,000 on October 1, 2015, effective with his promotion to Chief Executive Officer and President and the resignation of Charles K. Narang as Chief Executive Officer

In setting these base salaries, we considered:

•	The compensation philosophy and guiding principles described above;

•	Experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	All the components of executive compensation, including base salary, cash bonuses, restricted stock, stock options, and benefits and perquisites;

•	Mix of performance pay to total compensation;

•	Internal pay equity among named and other NCI senior executives; and

•	Base salary paid to the officers in comparable positions at peer group companies.

Short-Term Incentive Compensation

Performance Incentive Plan

The Compensation Committee is responsible for approving bonus awards recommended to it by the Chairman and the Chief Executive Officer and President, for the other named executive officers and for reviewing the total actual bonus pool. Bonus awards for 2015 were reviewed and approved by the Compensation Committee in its meetings during the fourth quarter of 2015 and the first quarter of 2016, and bonus payments were made during March 2016. The short-term incentive payouts under the Plan are determined by the Company’s performance related to the following factors for 2015: revenue, earnings per share and contract bookings.

The factors for revenue and earnings per share represent annual amounts generated in 2015.

The table below illustrates the potential cash incentive award payable, which we refer to as the Plan award potential, at each performance level (i.e., threshold, target or maximum) as a percentage of 2015 base salary for each named executive officer:

	Threshold Performance	Target Performance	Maximum Performance
Brian J. Clark	20.0%	100.0%	150.0%
Marco F. de Vito	20.0%	100.0%	150.0%
Michele R. Cappello	20.0%	100.0%	150.0%
Lucas J. Narel	20.0%	100.0%	150.0%

Plan award potential is a reflection of the achievement, at threshold, target, or maximum performance levels, within each of the Company performance measures. Generally, the Plan payments will be scaled linearly by the Committee if the performance level falls between the threshold and target or target and maximum performance levels.

The table below illustrates the performance levels the Compensation Committee set for 2015 (figures in millions except per share data).

	Threshold	Target	Maximum
Revenue	$360.0	$370.0	$385.0
Earnings per share	$0.72	$0.80	$0.92
Contract bookings for 2015	$350.0	$400.0	$450.0

The Compensation Committee determined:

•	The Company met threshold revenue.

•	The Company met maximum earnings per share performance.

•	The Company did not meet threshold contract bookings.

The performance measures for each named executive officer were weighed according to the following schedule as a percentage of 2015 base salaries:

	Revenue	Earnings per Share	Contract Bookings
Brian J. Clark	30.0%	40.0%	30.0%
Marco F. de Vito	30.0%	40.0%	30.0%
Michele R. Cappello	30.0%	40.0%	30.0%
Lucas J. Narel	30.0%	40.0%	30.0%

Based on the achievements outlined above, the Compensation Committee approved the following management performance incentive payments based on 2015 results:

	Percentage of Base Salary	Amount
Brian J. Clark	97%	$486,600
Marco F. de Vito	73%	$268,600
Michele R. Cappello	73%	$215,300
Lucas J. Narel	73%	$219,000

Other Short-Term Compensation

The Compensation Committee awarded the additional cash bonuses to the named executive officers for their exceptional personal performance during the due diligence, negotiation and integration phases of the Computech acquisition, which closed on January 1, 2015, and to Charles K. Narang for his exceptional personal efforts in the transition of Brian J. Clark to Chief Executive Officer:

Amount
Brian J. Clark	$100,061
Charles K. Narang	$75,000
Marco F. de Vito	$25,035
Michele R. Cappello	$25,429
Lucas J. Narel	$30,058

Long-Term Incentive Compensation

Our long-term incentive-compensation plan is not necessarily tied to specific periods of performance. Equity grants are periodically awarded to the named executive officers as a long-term incentive to increase shareholder value and the performance of our stock price, which directly aligns with the objectives of all shareholders. Equity grants in the form of restricted stock units were awarded to the named executive officers in 2015.

Benefits

Our executive officers are eligible to participate in the employee benefit and welfare plans that the Company maintains on similar terms as employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits provided to executive officers of our peer group companies, and are necessary to sustain a fully competitive executive compensation program.

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our named executive officers serving as such during 2015, 2014, and 2013.

	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($) **	Other Compensation ($)	Total Compensation ($)	Notes
Charles K. Narang - CEO								(1)(2)
2015	441,638	75,000	—	—	—	28,551	545,189
2014	550,213	—	—	—	—	30,397	580,610
2013	550,213	—	—	—	722,155	28,942	1,301,310

Brian J. Clark - President								(1)(3)
2015	477,437	—	1,085,600	—	586,661	9,701	2,159,400
2014	458,438	—	—	—	472,000	6,976	937,414
2013	450,000	—	—	654,000	472,500	6,988	1,583,488

Marco F. de Vito – COO								(4)
2015	359,990	—	542,800	—	293,635	11,715	1,208,139
2014	356,562	—	—	—	242,000	12,025	610,587
2013	343,980	—	—	436,000	275,625	11,042	1,066,646

Michele R. Cappello - Secretary								(5)
2015	294,175	—	542,800	—	240,729	13,204	1,090,908
2014	285,250	—	—	—	199,000	11,566	495,816
2013	286,238	—	—	163,500	220,500	11,340	681,577

Lucas J. Narel - CFO								(6)
2015	299,250	—	542,800	—	249,058	8,053	1,099,161
2014	288,750	—	—	—	207,000	7,838	503,588
2013	280,000	—	—	327,000	220,500	7,773	835,273

*	The amounts represent the value of the awards, at the time of the grant, granted during the year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the valuation of these awards, please refer to Note 16 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.
**	The amounts represent the cash bonuses awarded to the named executive officers, which are discussed under “Compensation Discussion and Analysis—Our Compensation Decisions for 2015 and Base Salary Compensation for 2016 — Short-Term Incentive Compensation.”
(1)	Brian J. Clark was promoted to Chief Executive Officer and President on October 1, 2015, with the resignation of Charles K. Narang as Chief Executive Officer
(2)	Mr. Narang:

For 2015:

The amount for Other Compensation represents payments on an automobile lease, 401(k) matching, and excess group life insurance payments.

For 2014:

The amount for Other Compensation represents payments on an automobile lease, 401(k) matching, and excess group life insurance payments.

For 2013:

The amount for Other Compensation represents payments on an automobile lease, 401(k) matching, and excess group life insurance payments.

(3)	Mr. Clark

For 2015:

The amount for Other Compensation represents 401(k) matching, long-term disability insurance tax election earnings, and excess group life insurance payments.

For 2014:

The amount for Other Compensation represents 401(k) matching, and excess group life insurance payments.

For 2013:

The amount for Other Compensation represents 401(k) matching, and excess group life insurance payments.

(4)	Mr. de Vito:

For 2015:

The amount for Other Compensation represents payments of 401(k) matching, long-term disability insurance tax election earnings, excess group life insurance payments, and employee wellness reimbursements.

For 2014:

The amount for Other Compensation represents payments of 401(k) matching, long-term disability insurance tax election earnings, excess group life insurance payments, and employee wellness reimbursements.

For 2013:

The amount for Other Compensation represents payments of 401(k) matching, long-term disability insurance tax election earnings, excess group life insurance payments, and employee wellness reimbursements.

(5)	Ms. Cappello:

For 2015:

The amount for Other Compensation represents payments of 401(k) matching, long-term disability insurance tax election earnings and excess group life insurance payments.

For 2014:

The amount for Other Compensation represents payments of 401(k) matching, long-term disability insurance tax election earnings and excess group life insurance payments.

For 2013:

The amount for Other Compensation represents payments of 401(k) matching, long-term disability insurance tax election earnings and excess group life insurance payments.

(6)	Mr. Narel

For 2015:

The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2014:

The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2013:

The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

Grants of Plan-Based Awards

This following table includes awards under the Plan during 2015. Equity awards in the form of restricted stock units were granted under the Plan during 2015. Payments under the Incentive Compensation Plan (ICP) were paid to the participant in March 2016 and are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table above.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold $	Target $	Maximum $	All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying Options	All Other Option Awards: Exercise Price $	Grant Date Fair Value of Stock and Option Awards $

Brian J. Clark	100,000	500,000	750,000	80,000	—	—	1,085,600

Marco F. de Vito	55,200	276,000	414,000	40,000	—	—	542,800

Michele R. Cappello	44,250	221,250	331,875	40,000	—	—	542,800

Lucas J. Narel	45,000	225,000	337,500	40,000	—	—	542,800

Outstanding Equity Awards as of December 31, 2015

The following table sets forth certain information with respect to option and stock awards outstanding as of December 31, 2015 for each of the named executive officers.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options— Exercisable		Number of Securities Underlying Unexercised Options— Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Brian J. Clark	—		—		—	—	80,000	(1)	$1,092,000	(4)
	67,500		22,500	(2)	7.28	3/9/2019	—		—
	300,000	(3)	—		4.51	6/5/2020	—		—
Marco F. de Vito	—		—		—	—	40,000	(1)	$546,000	(4)
	54,000		18,000	(2)	7.28	3/9/2019	—		—

	200,000	(3)	—		4.51	6/5/2020	—		—
Michele R. Cappello	—		—		—	—	40,000	(1)	$546,000	(4)
	26,250		8,750	(2)	7.28	3/9/2019	—		—
	75,000	(3)	—		4.51	6/5/2020	—		—
Lucas J. Narel	—		—		—	—	40,000	(1)	$546,000	(4)

	37,500		12,500	(2)	7.28	3/9/2019	—		—

	150,000	(3)	—		4.51	6/5/2020	—		—

(1)	These shares were granted on October 2, 2015, were zero percent vested as of December 31, 2015. These restricted stock awards vest in accordance with the following schedule: 33 1/3% vest three years from the grant date, October 2, 2015; 33 1/3% vest four years from the grant date and 33 1/3% vest five years from the grant date.
(2)	These options were granted on March 9, 2012, were 75% vested as of December 31, 2015, and vest equally over four years on the anniversary of the grant date.
(3)	These options were granted on June 5, 2013 and were 100% vested as of December 31, 2015.
(4)	The market value of the unearned shares is calculated using the closing price of the underlying stock as of December 31, 2015, which was $13.65.

Option Exercises and Stock Vested

The following table sets forth the number of securities underlying equity awards that vested (in the case of restricted shares) or were exercised (in the case of stock options) by the named executive officers during the year ended December 31, 2015, and the value realized upon such vesting or exercise.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Brian J. Clark	—	$—	16,440	$182,484

Marco F. de Vito	—	$—	2,500	$29,300

Michele R. Cappello	—	$—	1,250	$14,650

Lucas J. Narel	—	$—	6,250	$68,813

Executive Employment Agreements and Potential Payments upon Change in Control and Termination

Mr. Clark, Mr. de Vito, Ms. Cappello, and Mr. Narel (for purposes of this section, each an “Executive”, and together the “Executives”) have agreements which provide for payments upon a change in control and termination. The term is automatically renewed for successive one year periods unless, not later than September 30 of each year, NCI or the party to such agreement has given notice to the other that the agreement shall not be extended; provided, however, that if a Change in Control or Potential Change in Control (each as defined in the agreement) has occurred during the term of the agreement, the agreement shall continue in effect until the later of 36 months beyond the month in which the latest Change in Control occurred or the next December 31 that is at least 18 months after the latest occurrence of a Potential Change in Control unless earlier terminated as described below.

Upon a Change in Control, any outstanding unvested equity awards shall automatically vest and all restrictions on such awards shall automatically lapse. All other severance and benefits have been structured as “double trigger” events. The severance benefits are paid only if, during the term and either within 36 months after a Change in Control or within a Potential Change in Control Period, (i) the Executive’s employment is terminated by the Company or any successor to the Company for any reason other than Cause (as defined in the agreement), or (ii) the Executive terminates his or her employment due to Good Reason (as defined in the agreement) (a Qualifying Termination).

Upon a Qualifying Termination, the Company will pay Executive the following:

(i)	any accrued and unpaid salary, bonus, expense reimbursements, and vacation pay; and

(ii)	a lump sum cash amount equal to the sum of the following amounts: (a) two times the higher of the Executive’s annual base salary and Target Bonus (as defined in the agreement) in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination (as defined in the agreement) is based or the Executive’s annual base salary in effect immediately prior to the Change in Control; and (b) a pro-rated amount of the aggregate amount of the Executive’s annual bonus opportunity at the target level for the year in which the termination is made under the annual incentive plan applicable to the Executive as in effect immediately prior to the occurrence of the event or circumstances giving rise to the Notice of Termination, determined by multiplying the Executive’s target level bonus amount by a fraction, the numerator of which is the number of days in the annual performance measurement period through the date of termination and the denominator of which is 365.

In addition, upon a Qualifying Termination, the Executive will also receive continuation under the terms provided to similarly situated active employees, at no cost to the Executive, of life, medical and dental insurance coverage in which the Executive (or his or her dependents) was participating as of the date of termination (subject to such modifications as shall be established for all employees of the Company) until the earliest of: (a) the 18-month anniversary of the Executive’s date of termination; (b) the date Executive first breaches the release agreement or any restrictive covenant in the agreement or in any employment or other agreement with the Company which survives termination of the Executive’s employment; or (c) the date the Executive becomes eligible for comparable benefits under a similar welfare benefit plan of a successor employer.

Each agreement also provides that the Company will gross-up any severance payments to the extent the payments would be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code or any similar federal, state or local tax that may be imposed.

To receive the various benefits described above, the Executive must sign and not revoke a one-year non-competition agreement and a general release of claims.

The values in the tables below are estimates as of December 31, 2015.

	Cash Severance $	Value of Continuation of Benefits (1) $	Value of Unvested Equity Awards (2) $	Value of Tax Gross- up Payments	Total $
Brian J. Clark	2,000,000	28,150	1,235,325	—	3,263,475
Marco F. de Vito	1,288,000	19,310	660,660	—	1,967,970
Lucas J. Narel	1,050,000	11,914	710,938	—	1,772,851
Michele R. Cappello	1,032,500	28,814	601,738	—	1,663,052

(1)	These amounts include the estimated value of continuation of health benefits, and life insurance benefits for 18 months.
(2)	All equity awards vest upon a Change in Control. The value of unvested restricted stock is based upon closing price per share of the Company’s Class A Common Stock as of December 31, 2015 ($13.65) multiplied by the number of unvested restricted shares. The value of the unvested stock options is based on the difference between the closing price per share of the Company’s Class A Common Stock as of December 31, 2014 ($13.65) and the applicable exercise price of unvested stock options which vest upon a Change in Control multiplied by the number of unvested stock options.

DIRECTOR COMPENSATION

The Compensation Committee periodically evaluates the types, mix, and total compensation of the Company’s outside directors. The Committee considers the amount of time devoted to Company activities as well as peer and similarly sized and situated companies’ director compensation. The Committee has solicited and received feedback from the CEO, the Chairman of the Nominating/Governance Committee, and others in making their determinations.

Cash Compensation

For fiscal year 2015, we paid each non-employee director fees according to the following schedule. The annual director and committee chair fees are paid quarterly.

Fees
Annual Fee, Chairman*	$300,000
Annual Fee, non-chairman directors*	45,000
Annual Fee, Audit Committee Chair*	15,000
Annual Fee, Compensation Committee Chair*	8,000
Annual Fee, Nominating/Governance Committee Chair*	5,000
Board of Directors Meetings	1,500
Committee Meetings	1,500

*	The Chairman annual fee and the Board of Directors annual fee includes four meetings. Additional Board meetings are compensated at the committee meeting rate of $1,500 per meeting.

Stock Compensation

In June 2015, the Compensation Committee authorized a grant of 5,000 shares of non-qualified options to purchase Class A common stock to each non-employee director except Cindy E. Moran who received a grant of 10,000 shares of non-qualified options to purchase Class A common stock upon her election to the Board in June 2015. The options vest equally over three years on the anniversary of the grant date.

Other Compensation

Non-employee directors are reimbursed out-of-pocket expenses related to attendance at Board functions.

Directors Compensation Table

The table below lists amounts earned by our non-employee directors for calendar year 2015.

	Fees Earned	Option Awards *	Total Compensation
James P. Allen	$79,500	$25,400	$104,900
John E. Lawler**	31,000	25,400	56,400
Paul V. Lombardi	74,000	25,400	90,250
Cindy E. Moran	38,250	50,800	89,050
Charles K. Narang	75,000	—	75,000
Philip O. Nolan**	25,500	25,400	50,900
Austin J. Yerks	52,500	25,400	72,750
Daniel R. Young	62,500	25,400	75,750

*	The amounts represent the value of the awards granted during the year ended December 31, 2015 in accordance with FASB ASC 718. For a discussion of the valuation of these awards, please refer to Note 16 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.
**	John E. Lawler was a non-employee director in 2015 from January to June and Philip O. Nolan was a non-employee director in 2015 from January to July.

As of December 31, 2015, each of our directors held options to purchase the following number of shares of our Class A common stock:

Aggregate Shares Subject To Outstanding Options
Charles K. Narang	—
Brian J. Clark	390,000
James P. Allen	35,000
Paul V. Lombardi	35,000
Cindy E. Moran	10,000
Austin J. Yerks	20,000
Daniel R. Young	35,000

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Dated as of April 25, 2016

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Paul V. Lombardi, Jr., Chairman

James P. Allen

Daniel R. Young

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

Independent Registered Public Accounting Firm For 2016

The Audit Committee has selected the firm of Deloitte & Touche LLP as the NCI, Inc. independent registered public accounting firm for 2016. Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by law, by the Bylaws, or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for audit services rendered by Deloitte & Touche LLP and Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for 2015 and 2014 and fees billed for other services rendered by Deloitte & Touche LLP and Ernst & Young LLP during those periods.

	2015	2014
Deloitte & Touche, LLP Audit Fees (1)	$757,000	$547,000
Ernst & Young, LLP Audit Fees (2)	—	7,500
CohnReznick LLP Audit Fees (3)	64,710	—

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements and controls over financial reporting, and services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit related fees related to the required consent from NCI’s prior auditor.
(3)	Audit fees related to the required financial audit of the 2014 results of Computech, Inc., acquired by NCI on January 1, 2015

Audit, Audit-Related, Tax, and Other services provided by our independent registered public accounting firm, Deloitte & Touche LLP and our former independent registered public accounting firm, Ernst & Young LLP, are subject to a policy of the Company regarding the Pre-Approval of Audit, Audit-Related, Tax, and Other Services. The Audit Committee monitors audit services engagements; reviews such engagements at least quarterly; and approves any changes in the terms, conditions, fees, or scope of such engagements. The Audit Committee has pre-approved certain services, including the following:

•	Services associated with periodic reports and other documents filed with the SEC;

•	Consultations and assistance related to accounting, financial reporting or disclosure matters, and the actual or potential impact of final or proposed rules, standards of interpretation by the SEC, FASB, or other regulatory or standard-setting bodies; and

•	Audit-related services.

The following services require specific pre-approval of the Audit Committee: annual audit services engagement, terms and fees, including required quarterly reviews, and report on internal controls over financial reporting.

In accordance with SEC rules and regulations, the following services will not be provided by the independent registered public accounting firm:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing;

•	Management functions;

•	Human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services; and

•	Expert services unrelated to the audit.

All fees paid for fiscal year 2015 were approved by the Audit Committee.

Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee, and the appointment of the independent registered public accounting firm is presented to the stockholders for ratification. The Audit Committee of the Board believes that the provision of services by Deloitte & Touche LLP is compatible with maintaining such auditor’s independence.

During the course of the year and in accordance with this policy, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law, and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

During fiscal year 2015, we purchased services from Renegade Technologies, Inc. (formerly known as Net Commerce Corporation), a government contractor, which is wholly owned by Mr. Rajiv Narang, the son of Mr. Charles K. Narang, our founder and Chairman. During fiscal year 2015, approximately $0.7 million was paid to Net Commerce under this agreement. As of December 31, 2015, there was $0.1 million due under this contract.

In addition, certain other relatives of Charles K. Narang work for us. In all these cases, the amount of annual compensation paid to each such family member for fiscal year 2015 was less than $120,000.

Related Transaction Approval Policy

The Audit Committee is charged with monitoring and reviewing related party transactions. The Audit Committee has adopted a written policy and procedure for reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

DEADLINE FOR STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8(e) promulgated under the Exchange Act, in order to be included in our 2017 proxy materials, proposals of stockholders intended to be presented at the 2017 Annual Meeting of Stockholders must be received by the Secretary of the Company at our principal executive office at 11730 Plaza American Drive, Suite 700, Reston, Virginia 20190, not later than December 31, 2016. If the stockholder proposal is not intended to be included in our 2017 proxy materials but is still intended to be brought before the 2017 Annual Meeting of Stockholders, under our Bylaws a stockholder must comply with certain procedures. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company not less than 45 days or more than 75 days before the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. In the case of proposals for the 2017 Annual Meeting of Stockholders, the Secretary of the Company must receive notice at our principal executive office in Reston, Virginia not earlier than February 9, 2017, and not later than March 11, 2017 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by December 31, 2016). If the 2017 Annual Meeting of Stockholders is not held within 30 days of the anniversary of the 2016 Annual Meeting of Stockholders, the Secretary of the Company must receive notice of any proposal at our principal executive office in Reston, Virginia no later than the later of the 90th day before the 2017 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the 2017 Annual Meeting of Stockholders was made.

Generally, any such stockholder proposal must comply with all the requirements of Rule 14a-8. In addition, any such proposal must set forth (i) as to each nominee for director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors under the proxy rules of the SEC; (ii) as to any other business, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of the stockholder (as they appear in the Company’s books) and beneficial owner, (b) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and the beneficial owner, and (c) whether either the stockholder or the beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting stock required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting stock to elect the nominee or nominees.

Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) assuming the meeting is held within 30 days of the anniversary of the 2016 Annual Meeting of Stockholders, we receive notice of such proposal by the later of the 45th day before such Annual Meeting and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii)  under the Exchange Act are met.

ADDITIONAL INFORMATION

Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and certain persons who own more than 10% of our common stock to file with the SEC reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us from our directors, officers, and greater than 10% beneficial owners, all these reports were filed on a timely basis with the exception listed below.

•	In April 2016 a Form 4 was filed for Charles K. Narang showing the disposition of 378,946 Class A shares in 2015.

ANNUAL MEETING OF STOCKHOLDERS OF

NCI, INC.

June 1, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

These proxy materials and our annual report

are available at http://materials.proxyvote.com/62886K.

Please sign, date and mail

your proxy card in the

envelope provided as soon

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20730000000000000000 5 060116

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

NOMINEES:

Brian J. Clark

James P. Allen

Paul V. Lombardi

Cindy E. Moran

Charles K. Narang

Austin J. Yerks

Daniel R. Young

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. RATIFICATION OF APPOINTMENT OF DELOITTE &

TOUCHE LLP TO SERVE AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR

ENDING DECEMBER 31, 2016.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual

Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE

ENCLOSED RETURN ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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NCI, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 1, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of NCI, Inc. hereby appoints Mr. Brian J. Clark, his/her true and lawful agents and proxies, with full power of substitution, to represent and to vote as specified in this proxy all

Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of NCI, Inc. to be held at NCI’s world headquarters at 11730

Plaza America Drive, Reston, Virginia 20190, on Wednesday, June 1, 2016 at 10:00 a.m. local time.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES

WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS

PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION

OF DIRECTORS IN PROPOSAL 1, AND “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP

IN PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE

IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE

MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT

AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF

1934, AS AMENDED.

(Continued and to be signed on the reverse side.)

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